Exhibit 99.1

FOR IMMEDIATE RELEASE

KEY TECHNOLOGY ANNOUNCES FISCAL 2013 YEAR-END AND
FOURTH QUARTER RESULTS

WALLA WALLA, WA -- November 14, 2013 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for the fiscal year and fourth quarter ended September 30, 2013.

Overview:
•Highest annual net sales in company history
•Significant increase in annual net earnings
•Completed Visys acquisition and EVK/Insort licensing agreements
•Introduced first integrated Key/Visys sorting solution

Fiscal 2013

Net sales for fiscal 2013 were $136.8 million, an increase of $21.6 million, or 19%, compared to the $115.2 million reported for fiscal 2012. The Company reported net earnings for fiscal 2013 of $4.0 million, or $0.69 per diluted share, compared to $0.4 million, or $0.08 per diluted share, for fiscal 2012.

For the 2013 fiscal year, gross profit was $46.0 million, compared to $35.8 million for fiscal 2012, or 33.7% and 31.1%, respectively, of net sales.

Operating expenses for the year ended September 30, 2013 were $40.2 million, or 29.4% of net sales, compared to $34.9 million, or 30.3% of net sales, for fiscal 2012.

"I am extremely proud of the work and resulting achievements by our team in 2013,” stated Jack Ehren, President and Chief Executive Officer. “At the beginning of the year, we set clear objectives for everyone at Key Technology to grow the Company and enhance our products and services as we strive to be the ultimate partner of choice for our customers. I am pleased to say that everyone rose to the challenge and Key experienced the best year of sales in the Company’s history."

Fourth Quarter

Net sales for the three months ended September 30, 2013 were $42.0 million, an increase of $14.7 million, or 54%, compared to the $27.3 million reported for the same quarter last year. The Company reported net earnings for the fourth quarter of $1.3 million, or $0.21 per diluted share, compared with net earnings of $1.2 million, or $0.22 per diluted share, in the same period a year ago.

Gross profit for the fourth quarter of fiscal 2013 was $13.4 million compared to $8.9 million in the corresponding period last year, or 32.0% compared to 32.6%, respectively, of net sales.

Operating expenses for the quarter ended September 30, 2013 were $11.5 million, or 27.3% of net sales, compared to $7.4 million, or 27.1% of net sales, in the same quarter last year. Operating expenses for the first quarter of fiscal 2014 area anticipated to decrease modestly as compared to the fourth quarter of fiscal 2014.

Ehren commented, "We are just beginning to realize the benefits of the Visys acquisition as our combined sales force introduces customers to our enhanced products and solutions, and increased technology and applications expertise. In addition, the potential benefits of our recently initiated partnership with EVK and Insort, leveraging their Chemical Imaging Technology (CIT), are receiving a high level of interest from our customers, and we expect to realize value from this arrangement in 2014."

Orders and Backlog

New orders received during the fiscal 2013 fourth quarter were $25.2 million, compared to $33.7 million in the same period last year. Orders received for the fiscal year ended September 30, 2013 were $126.9 million, compared to $109.0 million in fiscal 2012. At September 30, 2013, the Company's backlog was $25.2 million, compared to $30.8 million at September 30, 2012.

Ehren further commented, "Fourth quarter new orders and backlog, as of September 30, 2013, decreased due to fewer large customer orders than we have experienced in previous fourth quarters. As a result of our lower fourth quarter ending backlog and anticipated shipment schedule, the Company expects that the results of operations will be significantly lower in the first quarter of fiscal 2014 than in the first quarter of fiscal 2013. We serve seasonal and cyclical industries, and it is typical for order and backlog quantities to vary on a quarter-by-quarter basis. Management’s principal focus remains on long-term growth and profitability."

Conclusion

Ehren concluded, "Our Company strengthened its position in 2013 by focusing on its relationships with existing customers, acquiring Visys and instituting partnerships to enhance our product offerings and promote innovation, and aggressively pursuing new markets and regions. In 2014, Key will build upon these accomplishments to roll out new products, provide leading solutions and services, continue to strengthen opportunities in our core markets, and pursue new market adjacencies."

Conference Call

The Company's conference call related to the fiscal 2013 year-end and fourth quarter results can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, November 14, 2013. To access the audio webcast, go to http://www.key.net/investors/investor-events/default.html at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology

Key Technology, an ISO-9001 certified company, is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. With worldwide sales representation, the company maintains demonstration and testing facilities at its headquarters and manufacturing divisions in Walla Walla, Washington, USA; and at Key Technology in Beusichem, the Netherlands, and Hasselt, Belgium. The company's common stock trades on the Global Market tier of The NASDAQ Stock Market® under the symbol KTEC.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive and governmental risks and uncertainties. These risks and uncertainties include, among other things, industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; a variety of factors that could increase our cost of operations and reduce gross margins and profitability, including expansion into new markets, complex projects and applications, and integrated product offerings; acquisitions that may harm our operating results; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; significant investments in unsuccessful research and development efforts adversely affecting our business; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2012. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Contact Information:
Jeff Siegal
Vice President and Chief Financial Officer
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362 USA
Tel: 509-394-3300
Email: jsiegal@key.net
URL: www.key.net

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Year Ended September 30,		Three Months Ended September 30,
	2013	2012	2013	2012

Net sales	$136,783	$115,174	$42,012	$27,334
Cost of sales	90,739	79,339	28,565	18,433
Gross profit	46,044	35,835	13,447	8,901
Operating expenses:
Sales and marketing	18,976	17,439	5,079	3,840
Research and development	9,647	8,343	2,789	1,785
General and administrative	10,594	9,070	3,178	1,785
Amortization of intangibles	996	15	427	4
Total operating expenses	40,213	34,867	11,473	7,414
Gain (loss) on disposition of assets	42	(15)	(8)	—
Income from operations	5,873	953	1,966	1,487
Other income (expense)	(460)	(359)	(198)	159
Earnings before income taxes	5,413	594	1,768	1,646
Income tax expense	1,402	145	473	492
Net earnings	$4,011	$449	$1,295	$1,154
Net earnings per share
- basic	$0.69	$0.08	$0.21	$0.22
- diluted	$0.69	$0.08	$0.21	$0.22

Shares used in per share calculation - basic	5,836	5,390	6,170	5,348
Shares used in per share calculation - diluted	5,855	5,399	6,218	5,353

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	September 30, 2013	September 30, 2012

Cash and cash equivalents	$17,601	$23,755
Trade accounts receivable, net	17,725	11,426
Inventories	27,921	23,166
Total current assets	72,573	64,193
Property, plant and equipment, net	17,259	18,370
Goodwill	11,821	2,524
Intangible assets, net	10,982	36
Total assets	114,624	86,355
Total current liabilities, including current portion of long-term debt	30,235	20,057
Long-term debt	5,612	4,833
Shareholders' equity	$73,125	$59,430

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